   As filed with the Securities and Exchange Commission on September 14, 1998
                                                     Registration No. 333-36901




                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                             -----------------------


                 POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO
                       REGISTRATION STATEMENT ON FORM S-4
                        UNDER THE SECURITIES ACT OF 1933
                             -----------------------



                    MCI WORLDCOM, INC. (f/k/a WORLDCOM, INC.)
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            GEORGIA                                           58-1521612
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

                              515 EAST AMITE STREET
                         JACKSON, MISSISSIPPI 39201-2702
                          (Address, including zip code,
                  of registrant's principal executive offices)



                         MCI WORLDCOM STOCK OPTION PLAN
                 MCI WORLDCOM 1988 DIRECTORS' STOCK OPTION PLAN
                       MCI WORLDCOM 1979 STOCK OPTION PLAN
 MCI COMMUNICATIONS CORPORATION ESOP AND 401(k) FOR EXEMPT EMPLOYEES -
                                 PART II-401(k)
    MCI COMMUNICATIONS CORPORATION ESOP AND 401(k) FOR NONEXEMPT EMPLOYEES -
                                 PART II-401(k)
WESTERN UNION INTERNATIONAL, INC. 401(k) PLAN FOR COLLECTIVELY BARGAINED
                                  EMPLOYEES
-------------------------------------------------------------------------------
                            (Full title of the plans)


                            P. BRUCE BORGHARDT, ESQ.
                                 WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                            ST. LOUIS, MISSOURI 63127
                                 (314) 909-4100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         -------------------------------

         This Post-Effective Amendment on Form S-8 to Registration Statement on Form S-4 (this "Registration Statement") covers 106.0 million shares of Common Stock, par value $0.01, and associated preferred stock purchase rights of the Registrant originally registered on Registration Statement No. 333-36901 on Form S-4 (the "S-4 Registration Statement") to which this is an amendment. The registration fees in respect to the securities registered hereby were paid at the time of the original filing of the S-4 Registration Statement. In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above-referenced Plans. This Registration Statement also covers such additional shares as may be issuable pursuant to antidilution provisions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

References herein to the Company refer to MCI WORLDCOM, Inc. and its subsidiaries, which prior to September 14, 1998, was named WorldCom, Inc.

The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415, in the case of Resurgens) or by MCI Communications Corporation ("MCI") under File No. 0-6547 with respect to the MCI 401(k) Plan for Exempt Employees, MCI 401(k) Plan for Nonexempt Employees, and Western Union International, Inc. 401(k) Plan for Collectively Bargained Employees (collectively the "401(k) Plans") (and together with the MCI WorldCom Stock Option Plan, MCI WorldCom 1988 Directors' Stock Option Plan and the MCI WorldCom 1979 Stock Option Plan, the "Plans") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and shall be deemed to be a part hereof:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (2) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998;

         (3) The Company's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996, and as amended on Forms 8-K/A filed November 4, 1996, November 20, 1996, and December 19, 1997), November 9, 1997 (filed November 12, 1997, and as amended on Forms 8-K/A-1 filed on January 27, 1998, on Form 8-K/A-2 filed on January 28, 1998 and on Form 8-K/A-3 filed on May 28, 1998), January 29, 1998 (filed February 12, 1998), May 28, 1998 (filed May 28, 1998), July 23,
1998 (filed July 24, 1998), August 4, 1998 (filed August 4, 1998), August 6, 1998 (filed August 6, 1998) and August 6, 1998 (filed August 7, 1998);

         (4) the description of the Company's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in the Company's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to the Company's Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders";

         (5) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A dated August 26, 1996, as updated by the Company's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997);

         (6) the description of the Company's Series B Convertible Preferred Stock contained in the Company's Registration Statement on Form 8-A dated November 13, 1996; and

         (7) the Annual Reports on Form 11-K of each of the 401(k) Plans for the year ended December 31, 1997.

         All documents filed by the Company or the Plans with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the termination of the offering of the securities registered hereby shall be deemed to be incorporated by reference herein and into the respective prospectus for the Plans and to be a part hereof and thereof from the date of filing of such documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus.

ITEM 4.    DESCRIPTION OF SECURITIES.

  Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

  Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of the Company or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         The provisions of Article Ten of the Company's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of the Company shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of the Company for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of the Company) in which he or she is made a party by reason of being a director of the Company and of directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851 (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

         Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

         A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful which respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

         The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

         Section 14-2-857 of the Georgia Code provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, the Company may, as provided by the Company's Second Amended and Restated Articles of Incorporation, the Company's Bylaws, general or specific actions by its board of directors or contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The indemnification provisions of Article X of the Company's Bylaws and Article Eleven of the Company's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, the Company's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not contrary to, the Company's best interests. The Company's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

  Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.        Description
----------         -----------

4.1 Second Amended and Restated Articles of Incorporation of MCI WorldCom, Inc. (including preferred stock designations), as amended as of September 14, 1998

4.2 Restated Bylaws of WorldCom, Inc. (incorporated herein by reference to Exhibit 4.2 to the Annual Report on Form 10-K filed by WorldCom, Inc. (File No. 0-11258) for the fiscal year ended December 31, 1996)

4.3 Rights Agreement dated as of August 25, 1996 between WorldCom, Inc. and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August 26, 1996 (as amended on Form 8-K/A filed August 31, 1996) filed by WorldCom, Inc. with the Commission on August 26, 1996 (as amended on Form 8-K/A filed on August 31, 1996) (File No. 0-11258))

4.4 Amendment No. 1 to Rights Agreement dated as of May 22, 1997 by and between WorldCom, Inc. and The Bank of New York, as Rights Agreement (incorporated herein by reference to Exhibit
                   4.2 of WorldCom, Inc.'s Form 8-K dated May 22, 1997 (filed June 5, 1997))

5.1 Opinion of William E. Anderson as to the legality of the securities to be issued under the stock option plans

23.1               Consent of Arthur Andersen LLP

23.2               Consent of PricewaterhouseCoopers LLP

23.3               Consent of Arthur Andersen LLP

23.4               Consent of Arthur Andersen LLP

23.5               Consent of PricewaterhouseCoopers LLP

23.6               Consent of KPMG Peat Marwick LLP

23.7               Consent of William E. Anderson (included in Exhibit 5.1)

24.1* Power of Attorney (included in signature page to the original Registration Statement)

The Registrant has submitted the 401(k) Plans (as defined in Item 3 of Part II above) and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans.

-----------------

*Previously filed.

  ITEM 9.  UNDERTAKINGS.

  (a)    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                            provided, however, that paragraphs (a)(1)(i) and
                            (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on this 14th day of September, 1998.


                                         MCI WORLDCOM, INC.



                                         By: /s/ Scott D. Sullivan
                                             --------------------------------
                                             Scott D. Sullivan
                                             Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                          Title                                 Date
----                                          -----                                 ----
----------------------------------          Director                            September 14, 1998
Clifford L. Alexander, Jr.


----------------------------------          Director                            September 14, 1998
James C. Allen


----------------------------------          Director                            September 14, 1998
Judith Areen


Carl J. Aycock*                             Director                            September 14, 1998
----------------------------------
Carl J. Aycock


Max E. Bobbitt*                             Director                            September 14, 1998
----------------------------------
Max E. Bobbitt


----------------------------------          Director                            September 14, 1998
Stephen M. Case


Bernard J. Ebbers*                          Director, President and             September 14, 1998
------------------------------------
Bernard J. Ebbers                           Chief Executive Officer


Francesco Galesi*                           Director                            September 14, 1998
----------------------------------
Francesco Galesi

Name                                          Title                                 Date
----                                          -----                                 ----
Stiles A. Kellett, Jr.*                     Director                          September 14, 1998
------------------------------------
Stiles A. Kellett, Jr.


----------------------------------          Director                          September 14, 1998
Gordon S. Macklin


John A. Porter*                             Director                          September 14, 1998
----------------------------------
John A. Porter


----------------------------------          Director                          September 14, 1998
Timothy F. Price


----------------------------------          Director and Chairman             September 14, 1998
Bert C. Roberts, Jr.


John W. Sidgmore*                           Director                          September 14, 1998
----------------------------------
John W. Sidgmore


/s/Scott D. Sullivan                        Director and Chief Financial      September 14, 1998
----------------------------------          Officer (Principal Financial
Scott D. Sullivan                           Officer and Principal
                                            Accounting Officer)

----------------------------------          Director                          September 14, 1998
Gerald H. Taylor


Lawrence C. Tucker*                         Director                          September 14, 1998
----------------------------------
Lawrence C. Tucker




*By:  /s/ Scott D. Sullivan
      ----------------------------------
          Scott D. Sullivan
          Attorney-in-fact

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the plan administrator, MCI Communications Corporation, has duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 14th day of September, 1998.


MCI Communications Corporation
ESOP and 401(k) for Exempt Employees
Part II - 401(k)

MCI Communications Corporation
ESOP and 401(k) for Nonexempt Employees
Part II - 401(k)


By:  /s/Nathaniel A. Davis                  Qualified Plans Committee Chairman
      ----------------------------------
       Nathaniel A. Davis



By:  /s/C. Bolton-Smith, Jr                 Qualified Plans Committee Member
      ----------------------------------
       C. Bolton-Smith, Jr.



By:  /s/William D. Wooten                   Qualified Plans Committee Member
      ----------------------------------
        William D. Wooten

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the plan administrator, Western Union International, Inc., has duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 14th day of September, 1998.


Western Union International, Inc.
401(k) Plan for Collectively
Bargained Employees



By:  /s/Frank Conrad                        Qualified Plans Committee Member
      ----------------------------------
      Frank Conrad


By:  /s/Nicholas Marano                     Qualified Plans Committee Member
      ----------------------------------
      Nicholas Marano


By:  /s/Anthony J. Cirieco                  Qualified Plans Committee Member
      ----------------------------------
     Anthony J. Cirieco

                            INDEX TO THE EXHIBITS

Exhibit No.        Description
----------         -----------
4.1                Second Amended and Restated Articles of Incorporation of MCI
                   WorldCom, Inc. (including preferred stock designations), as amended as of September 14, 1998

4.2 Restated Bylaws of WorldCom, Inc. (incorporated herein by reference to Exhibit 4.2 to the Annual Report on Form 10-K filed by WorldCom, Inc. (File No. 0-11258) for the fiscal year ended December 31, 1996)

4.3                Rights Agreement dated as of August 25, 1996 between
                   WorldCom, Inc. and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights
                   Certificate as Exhibit B and the Summary of Preferred Stock
                   Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August 26, 1996 (as amended on Form 8-K/A filed August
                   31, 1996) filed by WorldCom, Inc. with the Commission on August 26, 1996 (as amended on Form 8-K/A filed on August 31,
                   1996) (File No. 0-11258))

4.4 Amendment No. 1 to Rights Agreement dated as of May 22, 1997 by and between WorldCom, Inc. and The Bank of New York, as Rights Agreement (incorporated herein by reference to Exhibit
                   4.2 of WorldCom, Inc.'s Form 8-K dated May 22, 1997 (filed
                   June 5, 1997))

5.1 Opinion of William E. Anderson as to the legality of the securities to be issued under the stock option plans

23.1               Consent of Arthur Andersen LLP

23.2               Consent of PricewaterhouseCoopers LLP

23.3               Consent of Arthur Andersen LLP

23.4               Consent of Arthur Andersen LLP

23.5               Consent of PricewaterhouseCoopers LLP

23.6               Consent of KPMG Peat Marwick LLP

23.7               Consent of William E. Anderson (included in Exhibit 5.1)

24.1*              Power of Attorney (included in signature page to the original
                   Registration Statement)

The Registrant has submitted the 401(k) Plans (as defined in Item 3 of Part II above) and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans.

-----------------

*Previously filed.